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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 27, 2017
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

2017 General Rate Case

On February 27, 2017, the assigned administrative law judge issued a proposed decision (“PD”) in Pacific Gas and Electric Company’s (“Utility”) 2017 General Rate Case (“GRC”) proceeding pending at the California Public Utilities Commission (“CPUC”).  In the 2017 GRC proceeding, the CPUC will determine the annual amount of base revenues (or “revenue requirements”) that the Utility will be authorized to collect from customers from 2017 through 2019 to recover its anticipated costs for electric distribution, natural gas distribution, and electric generation operations and to provide the Utility an opportunity to earn its authorized rate of return.

The PD proposes to approve, with certain modifications, the settlement agreement that the Utility, the CPUC’s Office of Ratepayer Advocates, The Utility Reform Network and 12 other intervening parties jointly submitted to the CPUC on August 3, 2016 (the “settlement agreement”).  As originally filed, the settlement agreement proposed that the Utility’s 2016 authorized revenue requirement of $7.9 billion be increased by $88 million, effective January 1, 2017.  The settlement agreement further provided for an increase to the authorized 2017 revenues of $444 million in 2018 and an additional increase of $361 million in 2019.

The PD would reduce the authorized revenue requirement for 2017 by $2 million (to an $86 million increase) and would leave intact the additional increases of $444 million in 2018 and $361 million in 2019.  The PD would also modify the settlement agreement in three principal ways.

First, the PD would broaden the proposed tax repair memorandum account to be similar to other California utilities, notably San Diego Gas & Electric Company and Southern California Gas Company.   The account proposed in the settlement agreement would have been limited to certain new tax accounting changes and certain tax authority changes affecting repair deductions.  In contrast, the PD indicates that the new account would track any revenue differences between the income tax expense forecast in the GRC and the tax expense incurred during the 2017 through 2019 GRC period.  Specifically, the PD calls for tracking the differences resulting from (1) net revenue changes, (2) mandatory tax law changes, tax accounting changes, tax procedural changes, or tax policy changes, and (3) elective tax law changes, tax accounting changes, tax procedural changes, or tax policy changes.  The PD proposes that the new account remain open and the balance in the account be reviewed in every subsequent GRC proceeding until a CPUC decision closes the account.  While it is uncertain how the new account would be interpreted or implemented, income taxes are a significant component of the Utility’s cost of service and as a result the new account may materially impact authorized revenues over the 2017 GRC period.

Second, the PD would increase the funding for the Utility’s Rule 20A undergrounding capital program by $24 million for 2017, thereby restoring the funding to the Utility’s forecasted amount of $84 million for 2017, with such funding subject to a one-way balancing account.  This increased capital authorization results in a $2 million reduction to the revenue requirement (referenced above) due to estimated tax-related benefits associated with the increased capital spending.  Other than this adjustment, the PD proposed no changes to authorized capital expenditure or rate base levels as compared to the settlement agreement.

Third, the PD would require the Utility to file a stand-alone application with the CPUC to recover customer outreach and other costs incurred as a result of residential rate reform implementation or seek such recovery in its next GRC application.  The settlement agreement would have allowed the Utility to recover such costs, up to certain caps, through annual advice letters.

The PD also would resolve two contested issues that were identified in the settlement agreement.  The PD would deny the proposed fourth year for the 2017 rate case cycle on the grounds that a four-year GRC cycle for the major California utilities is being considered by the CPUC in another proceeding.  The PD also would deny the proposed new balancing account for gas leak management requirements that may arise from the separate CPUC rulemaking on gas leak abatement on the grounds that it should be considered in that rulemaking.

The PD also would require the Utility to submit additional information on its recently announced efforts to reduce operating expenses by approximately $300 million, as well as an update to its SmartMeter™ cost-effectiveness study.

Opening comments on the PD are due on March 20, 2017, and reply comments are due on March 27, 2017.  Under CPUC rules, the CPUC may vote on the PD no earlier than at its meeting scheduled for April 6, 2017.  PG&E Corporation and the Utility are unable to predict whether the CPUC will approve the PD.

For more information about the Utility’s 2017 GRC, see PG&E Corporation’s and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2016.

The table below summarizes the differences between the amount of revenue requirement increases included in the settlement agreement and the amount recommended in the PD:

Year	Increase Proposed in the Settlement Agreement (in millions)	Increase Recommended in the PD (in millions)	Difference (Decrease) from the Settlement Agreement (in millions)
2017	$88	$86	$(2)
2018	444	444	0
2019	361	361	0

The following table shows the difference between the 2017 revenue requirements by line of business proposed in the settlement agreement and the amounts recommended in the PD:

(in millions) Line of Business	Increase (Decrease) Proposed in the Settlement Agreement		Increase/(Decrease) Recommended in the PD		Difference (Decrease) from the Settlement Agreement
Electric distribution	$(62)	(1.5)%	$(64)	(1.5)%	$(2)
Gas distribution	(3)	(0.2)	(3)	(0.2)	0
Electric generation	153	7.8	153	7.8	0
2017 revenue requirement increases	$88	1.1%	$86	1.1%	$(2)

The following table shows the differences, based on line of business and cost category, between the revenue requirement amounts proposed in the settlement agreement and the amounts recommended in the PD, as well as the differences between the 2016 authorized revenue requirements and (i) the amounts proposed in the settlement agreement and (ii) the amounts recommended in the PD:

(in millions)	Amounts Proposed in The Settlement Agreement	Amounts Recommended in the PD	Difference (Decrease)	Increase/ (Decrease) 2016 Amounts vs. Settlement Agreement	Increase/ (Decrease) 2016 Amounts vs. PD

Line of Business:
Electric distribution	$4,151	$4,149	$(2)	$(62)	$(64)
Gas distribution	1,738	1,738	0	(3)	(3)
Electric generation	2,115	2,115	0	153	153
Total revenue requirements	$8,004	$8,002	$(2)	$88	$86

Cost Category: (in millions)
Operations and maintenance	$1,794	$1,794	$0	131	131
Customer services	334	334	0	15	15
Administrative and general	912	912	0	(99)	(99)
Less: Revenue credits	(152)	(152)	0	(21)	(21)
Franchise fees, taxes other than income, and other adjustments	170	170	0	132	132
Depreciation (including costs of asset removal), return, and income taxes	4,946	4,944	(2)	(70)	(72)
Total revenue requirements	$8,004	$8,002	$(2)	$88	$86

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: March 1, 2017	By:	/s/ DAVID S. THOMASON
DAVID S. THOMASON
Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY

Dated: March 1, 2017	By:	/s/ LINDA Y.H. CHENG
LINDA Y.H. CHENG
Vice President, Corporate Governance and
Corporate Secretary